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             AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS
                            OF INTRAV, INC.


     The undersigned, being the duly appointed Assistant Secretary of Intrav, Inc., a Missouri corporation, hereby certifies that, as of this 16th day of July, 1999, the Amended and Restated By-Laws, as amended, of Intrav, Inc. (the "Amended and Restated Bylaws") were amended as follows:

     1. Article XV of the Amended and Restated Bylaws is deleted and replaced in its entirety to read as follows:

                             ARTICLE XV
                             ----------

                     FOREIGN OWNERSHIP OF STOCK
                     --------------------------

     For purposes of determining compliance with the citizenship requirements of the Merchant Marine Act of 1936, as amended, the Shipping Act of 1916, as amended, and the regulations promulgated thereunder, pursuant to Section H of Article Eleven of the Amended and Restated Articles of Incorporation of the Corporation, as amended (the "Restated Articles"), the following regulations and procedures shall apply:

          1. Beneficial Ownership. The Majority Shareholder Agreement,
             --------------------
     dated as of July 16, 1999, by and among Kuoni Reisen Holding AG ("Kuoni"), Diamond Holding Delaware, Inc. ("Diamond Holding"),
     Diamond Acquisition Subsidiary Missouri, Inc. ("Diamond Acquisition"), The Revocable Trust of Barney A. Ebsworth, dated July 23, 1986, as amended (the "Trust"), and Barney A. Ebsworth (the "Majority Shareholder Agreement") and any amendment thereto or any similar agreement to vote by the Trust which is entered into in conjunction with the Corporation's execution and delivery of the Agreement and Plan of Merger, dated as of July 16, 1999, by and among Kuoni, Diamond Holding, Diamond Acquisition and the Corporation or any amendment thereto (the "Merger Agreement"), shall not result in Kuoni, Diamond Holding, Diamond Acquisition or any affiliate thereof being deemed a "Beneficial Owner" of the shares of the Corporation's capital stock held by the Trust for purposes of Article Eleven of the Restated Articles.

          2. Excess Shares. For purposes of calculating "Excess
             -------------
     Shares" pursuant to Section D of Article 11 of the Restated Articles, if Kuoni, Diamond Holding or Diamond Acquisition exercises the option granted to it by the Trust, July 16, 1999 (the date of the Majority Shareholder Agreement) shall be deemed to be the date of acquisition of the shares of the Corporation's common stock

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     purchased by Kuoni, Diamond Holding or Diamond Acquisition pursuant to that option.

     2. The following Article is added to the Amended and Restated Bylaws as Article XVI:

                             ARTICLE XVI
                             -----------

                 CONTROL SHARE ACQUISITION STATUTE
                 ---------------------------------

The acquisition of shares of the Corporation's common stock by Diamond Acquisition, Diamond Holding or Kuoni pursuant to the Merger Agreement or pursuant to the exercise of the option granted by the Trust pursuant to the Majority Shareholder Agreement shall be deemed not to constitute a "control share acquisition" of the Corporation's common stock for purposes of Section 351.407 of The General and Business Corporation Law of Missouri.

                         /s/ Vanessa M. Tegethoff
                         -----------------------------------------------
                         Vanessa M. Tegethoff, Assistant Secretary

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